Exhibit 99.1

Press Release

Acutus Medical Reports Preliminary, Unaudited Fourth Quarter and Full Year 2020 Results

Carlsbad, Calif. – January 13, 2021 – Acutus Medical, Inc. (“Acutus”) (Nasdaq: AFIB), an arrhythmia management company focused on improving the way cardiac arrhythmias are diagnosed and treated, today reported preliminary unaudited revenue results for the quarter and full year ended December 31, 2020.

Preliminary Fourth Quarter and Full Year Results:

•	Preliminary unaudited revenue is expected to be in the range of $2.4 million to $2.6 million for the fourth quarter of 2020, a 259% to 289% increase over the same quarter last year.
•	Preliminary revenue for the full year 2020 is expected to be in the range of $8.3 million to $8.5 million, a 193% to 200% increase over full year 2019 revenue.
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Worldwide installed base of second generation AcQMap consoles increased to 51 as of December 31, 2020, up from 37 at the end of the prior quarter – bringing the total installed base of AcQMap consoles to 58 as of December 31, 2020.

•	Mapping procedural growth of over 35% versus prior quarter, in spite of COVID-19 impacts.

“During the fourth quarter, we made important progress across virtually all aspects of our business. This included the expected continued installed base build; rapid release of key enhancements on many elements of our product line; our first approval to initiate an IDE indication trial as negotiated with the FDA; continued strong momentum with our global marketing partnership with Biotronik; and significant regulatory approvals allowing us to market our novel left heart access products and our state-of-the-art force sensing ablation system into CE Mark governed geographies” said Vince Burgess, President & CEO of Acutus. “As a result, we are well positioned to deliver on our strategy of providing the large and fast growing EP market with a truly comprehensive and highly differentiated EP product line. As with many procedurally-based medtech companies, during the quarter we experienced significant business disruptions at many hospitals due to renewed pandemic concerns and procedural slowdowns/shutdowns in all of our key geographies. Based on the trends we are seeing, we expect these COVID-related headwinds to continue at least into the first half of 2021. During these challenging times, our efforts remain focused on continuing to build our installed base and driving positive customer experiences, which we believe will position the company for rapid share growth and revenue expansion when pandemic headwinds soften.”

Acutus Medical to Present at J.P. Morgan Healthcare Conference

Vince Burgess, President & CEO of Acutus Medical, will present at the J.P. Morgan Healthcare Conference on Wednesday, January 13, 2021 at 10:00 AM Eastern Time / 7:00 AM Pacific Time.  A live webcast of this event, as well as an archived recording, will be available in the Investors section of Acutus’ website at www.acutusmedical.com.

About Acutus Medical

Acutus Medical is an arrhythmia management company focused on improving the way cardiac arrhythmias are diagnosed and treated. Acutus is committed to advancing the field of electrophysiology with a unique array of products and technologies which will enable more physicians to treat more patients more efficiently and effectively. Through internal product development, acquisitions and global partnerships, Acutus has established a global sales presence delivering a broad portfolio of highly differentiated electrophysiology products that provide its customers with a complete solution for catheter-based treatment of cardiac arrhythmias. Founded in 2011, Acutus is based in Carlsbad, California.

Press Release

Caution Regarding Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the finalization of our financial statements and the related audit by our independent registered public accounting firm for our year ended December 31, 2020, the Company's ability to continue to manage expenses and cash burn rate at sustainable levels, continued acceptance of the Company's products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from healthcare policy in the United States, including changes in government reimbursement of procedures, dependence upon third-party vendors and distributors, timing of regulatory approvals, the impact and duration of the coronavirus (COVID-19) pandemic and our response to it, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Caroline Corner

Westwicke ICR

D: 415-202-5678

caroline.corner@westwicke.com

Holly Windler

M: 619-929-1275

media@acutusmedical.com